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                           AGREEMENT TO ISSUE WARRANTS

                  This agreement is entered into on October 12, 1999, by and between Dotronix, Inc., a Minnesota corporation (the "Company"), and William S. Sadler ("Sadler").

                  Sadler hereby commits to provide up to $1,000,000 in financing to the Company in the manner and on the terms set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999. This commitment shall expire on the earlier of September 30, 2000, or the sale of the Company.

                  The Company hereby agrees that for every $4 of financing that is provided by Sadler to the Company pursuant to the foregoing commitment, the Company will issue to Sadler a warrant to purchase one share of the Company's common stock, $0.05 par value.

                  The exercise price per share under each such warrant shall be the closing market price per share of the Company's common stock on the day that Sadler provides such financing to the Company. The exercise price shall be payable only in cash.

                  Each such warrant shall become exercisable at the earliest time permitted under applicable law and shall cease to be exercisable 10 years after the date of issuance.

                  Such warrants shall be transferable only pursuant to the laws of descent and distribution.

                  In witness whereof, the parties have executed this agreement on the date first set forth above.

                                                  DOTRONIX, INC.

                                                  By  /s/ Robert V. Kling
                                                      -------------------------
                                                  Its Chief Financial Officer


                                                  /s/ William S. Sadler
                                                  -----------------------------
                                                     William S. Sadler